The Board of Directors
Gold Coast Finance, Inc. and
  National-Wide Premium Finance
  Corporation (wholly owned subsidiaries
  of USA Finance, Inc.):

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG Peat Marwick LLP


Miami, Florida
January ___, 1997